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                                                                    EXHIBIT 11.1

                         EARNINGS PER SHARE COMPUTATION


     Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. There is no significant difference between primary and fully diluted earnings per share in any period presented.


     FISCAL YEAR ENDED SEPTEMBER 30, 1995:


                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                          ISSUED     INCREMENTAL
                  WEIGHTED AVERAGE SHARES OUTSTANDING                     SHARES       SHARES
-----------------------------------------------------------------------  --------    -----------
Common stock:
  Outstanding throughout the period....................................  2,728,000    2,728,000
  Stock options exercised..............................................     5,000         3,000
  Dilutive unexercised stock options*..................................        --        71,000
                                                                         --------    -----------
          Total shares.................................................  2,733,000    2,802,000
                                                                         ========      ========



                                                              WEIGHTED
                                                  1995         AVERAGE      PER SHARE
           PER SHARE COMPUTATIONS              RESULTS(A)     SHARES(B)      (A)/(B)
---------------------------------------------  ----------     ---------     ---------
Continuing operations........................  $2,029,000     2,802,000       $ .72
Discontinued operations......................  $       --     2,802,000       $  --
Net income...................................  $2,029,000     2,802,000       $ .72


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* Represents incremental shares as computed using the Treasury Stock Method applied to all outstanding options which would be dilutive if exercised.